University General Health System to Present at Sidoti & Company's Eighth Semiannual Micro-Cap Conference in New York City on January 13, 2014

HOUSTON, TX -- (Marketwired - January 07, 2014) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced that it will be presenting at Sidoti & Company's Eighth Semiannual Micro-Cap Conference on Monday, January 13, 2014. The conference will be held at the Grand Hyatt Hotel in New York City.

The presentation by Donald Sapaugh, President, is scheduled for 11:20 a.m. Eastern Standard Time. Mr. Sapaugh will be available during the day for one-on-one meetings. Investors interested in arranging one-on-one meetings should contact their Sidoti representative.

About Sidoti & Company, LLC

Sidoti & Company, LLC, founded in 1999, continues to set the Wall Street standard for independent small-cap equity research, while rapidly becoming a driving force in micro-cap research, launching coverage of more than 400 equities of $250 million market cap or less since mid-2010. Its analysts mine dozens of industries to provide unbiased, institutional-quality research focusing on the investment merits of profitable companies at a sub-$3 billion market cap, and it continues to expand its coverage of micro-cap equities.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric and high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For additional information, please contact:
Don Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com